                                                            EXHIBIT 12


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Amounts in thousands except ratios)
                                (Unaudited)

                                                        Nine Months Ended
                                                        September 30, 1995
                                                        ------------------
Earnings:
  Income before income taxes                                  $ 155,741

  Adjustments:
    Net interest expense (1)                                     26,137
    Amortization of capitalized interest                          1,730
    Portion of rental expense representative
     of interest                                                  1,066
    Undistributed income of less than 50%
     owned entities                                              (5,019)
                                                              ---------
                                                              $ 179,655
                                                              =========
Fixed Charges:
  Net interest expense (1)                                    $  26,137
  Capitalized interest                                            9,609
  Portion of rental expense representative
   of interest                                                    1,066
                                                              ---------
                                                              $  36,812
                                                              =========
Ratio of earnings to fixed charges                                 4.88
                                                              =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.